Exhibit (d)(5)

TEAMING AGREEMENT

THIS AGREEMENT, made and entered into this 25th day of March, 2010 between Comtech Systems Inc, (“CSI”), a Delaware Corporation, with its principal office in Orlando, Florida and Telecommunication Systems, Inc. (“TCS”) with its principal offices in Annapolis, Maryland

WHEREAS, the United States Government (“Customer”) has the need and may solicit for a short range troposcatter communications capability with the US air defense artillery (ADA) (“Program”), and potentially with a wider customer base within the US military, and

WHEREAS, TCS is a prime contractor on the WWSS IDIQ contract vehicle and TCS holds the contract for the supply of SIPR/NIPR Access Point (SNAP) VSAT terminals sold to the US military, and

WHEREAS, TCS is a valued communications systems integrator to the US military, and CSI designs, supplies and manufactures troposcatter communications equipment for the US military and other global customers, and CSI is a valued communications systems integrator to US and global customers, and

WHEREAS, CSI and TCS, consistent with the Government’s policy on Teaming Agreements (FAR Subpart 9.6), believe that a teaming relationship between the two will offer the Customer the best combination of capabilities to achieve optimum performance, cost, and delivery for the Program requirements. To this end, the parties desire to enter into a Teaming Agreement to provide for the respective responsibilities in the joint preparation of a proposal in response to the solicitation and for the work to be performed under a resultant contract which may be implemented by one or more of the following means: (i) task orders under the WWSS IDIQ contract; (ii) other contract vehicle opportunity(es); ; or, (iii) separate open market transactions.

NOW THEREFORE, in consideration of the obligations and covenants created herein, the parties mutually agree as follows:

1.     This Agreement shall not constitute, create, give effect to, or otherwise imply a joint venture, partnership or formal business organization of any kind. Each party hereto is an independent contractor and nothing contained in this Agreement shall be construed to be inconsistent with this relationship or status. Neither party owes a fiduciary duty to the other. Nothing in this Agreement shall be construed in any way to constitute either party as the agent, employee, or representative of the other. As an independent contractor, each party has relied on its own expertise or the expertise of its legal, financial, technical, or other advisors.

2.     TCS will act as the Prime Contractor with CSI as a Sub-Contractor for purposes of preparing and submitting the proposal(s) in response to any solicitation and for purposes of performing the resultant contract. CSI shall use good faith efforts to prepare those portions of the combined proposal relating to its contribution to the Program, as described in Exhibit A, or as may be further identified and agreed upon by CSI and TCS from time to time. CSI will submit its complete proposal(s) to TCS no later than the due date mutually agreed to by the parties. TCS shall have the final responsibility for the preparation, evaluation, and submission of the proposal(s) to the Customer, however, CSI shall be given the opportunity to review and concur with any proposal(s) before submission. All contacts with the Customer pertaining to the preparation of proposals and pursuit of this opportunity shall be coordinated through TCS. Each party shall be responsible for its own costs associated with this Agreement.

3.     The division of work and responsibility between the parties in pursuing the Program contemplated by this Agreement, including all proposals, and the TCS contract, together with all amendments and modifications, is defined and set forth in Exhibit A.

4.     TCS’s proposal to the Customer will contain and identify CSI’s contribution to the proposal and will also indicate that TCS intends to award a subcontract to CSI for the work defined as CSI’s responsibility in Exhibit A. Nothing herein shall be construed to limit or restrict the rights of either party to quote, offer to sell or sell to any party other than the Customer any products and services which are regularly offered for sale and which are not unique to this Project. In addition, in the event this Agreement is terminated either party shall be free to pursue their individual technical approaches which are unique to this Agreement with any other party..

5.     CSI and TCS agree to participate exclusively with each other in pursuing the award for the aforementioned Program and that neither will participate in any other proposal or team effort for the work defined in Exhibit A or in response to the Program unless such other participation has been mutually agreed upon in writing by the parties hereto. Nothing herein shall be construed or interpreted to apply to any other CSI subsidiary, affiliate, entity, or business unit, or any other TCS subsidiary, affiliate, entity, or business unit. Further, nothing contained herein shall be deemed to restrict either party from quoting, offering to sell, or selling to others standard commercial products or services regularly offered to the public. TCS reserves the right to add other team members as required, consistent with Exhibit A.

6.     In the event TCS is awarded a contract or task order(s) for the Program, TCS agrees to negotiate in good faith and award a subcontract to CSI for the portion of the Program described in Exhibit A, consistent with the Statement of Work, price, and terms and conditions of the prime contract with the Customer. The value of the subcontract awarded shall be no less than the amount contained in the portion of the applicable proposal except as modified by prior mutual agreement between the parties. It is also agreed that any such subcontract shall provide specifically, relative to any Termination for Convenience clause, that the prime contractor may terminate the subcontract for convenience of the prime contractor, in whole or in part, only in the event the related part of the prime contract is terminated, in whole or in part, prior thereto by and for the Convenience of the Customer or in the event that the Customer so modifies the prime contract as to eliminate the necessity of the work to be performed by subcontractor in whole or in part.

7.     Each party acknowledges (i) the risks and obligations of its undertakings; (ii) the uncertainty of the benefits; and (iii) its assumption of such risks, obligations and uncertainty. Each party has conducted its own due diligence and requested and reviewed any contracts, business plans, financial documents, and other written material as in such party’s opinion shall be the basis of that party’s decision to enter into this Agreement.

8.     Each party has consulted such legal, financial, technical, or other expert it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands, and agrees with the terms and conditions of this Agreement. Neither party has relied upon any oral representation of the other party in entering into this Agreement. All discussions, estimates, or projections developed by a party during the course of negotiating the terms and conditions of this

Agreement are by way of illustration only, and, unless specifically contained in this Agreement or one of its exhibits, are not binding or enforceable against the other party in law or in equity.

9.     Except for liability arising from a breach of Paragraphs 10 (proprietary information) and 19 (intellectual property), notwithstanding any other provision of this Agreement, under no circumstances shall either party be liable for special, incidental, indirect, or consequential damages as a result of a breach of any provision of this Agreement.

10.   With respect to proprietary information exchanged between the parties during the term of this Agreement, the Proprietary Information Non Disclosure Agreement signed 9 November 2009 and any amendments incorporated herein by this reference as Exhibit B, shall apply.

11.         All rights and obligations of the parties under this Agreement shall terminate upon the happening of any one of the following:

a.	Cancellation by the Customer of either its solicitation or the requirements for the portion of the Program contemplated by this Agreement.

b.	TCS is not awarded a contract or task order for the Program within nine months of effective date of this Agreement.

c.	Refusal of the Customer to approve CSI as the source and subcontractor for its portion of the Program as described in Exhibit A. TCS, in consultation and cooperation with CSI, shall make good faith efforts to determine the cause for the Customer’s direction and to use good faith efforts to convince the Customer to accept the Sub for the work in Exhibit A.

d.	Upon award of the final task order(s) under the contract from the Customer to TCS, and award of the associated subcontract, in accordance with this Teaming Agreement, covering the work contemplated by Exhibit A.

e.	Mutual written agreement of the parties to terminate this Agreement.

f.	A material breach by either party of any of the provisions contained herein. In the case of a material breach capable of remedy, the breaching Party shall have 14 days after receipt of written notice or such longer period as the Parties may mutually agree upon in writing, to remedy such a breach.

g.	During the term hereof it is determined that either party is prohibited from receiving an award due to Debarment, Suspension, Ineligibility, Denial, or a Conflict of Interest; all as described in FAR Subparts 9.4 and 9.5.

h.	TCS’s inability to get the SNAP/Tropo terminal listed on the WWSS IDIQ contract within nine (9) months of the execution date of this agreement.

The restrictions on the handling of proprietary information set forth in Paragraph 10 of this Agreement shall remain in effect as so specified. The restrictions on the handling of proprietary information pursuant to any subcontract between the parties shall be as specified in the subcontract. Articles 9, 16, 18 and 19 shall survive the termination of the Agreement for a period of 5 years.

12.   Neither party has knowledge of any actual or potential organizational conflict of interest (OCI) as defined in Part 9 of the FAR (a situation in which either party has an interest or relationship or unequal access to information which could adversely affect that party’s ability to perform under any contract or Program contemplated under this Agreement) that would render either Party unable to give impartial assistance or support to the other Party; interfere with objectivity in performing the contemplated contract work; give either party an unfair competitive advantage; or preclude the Parties from being eligible for and being able to perform the contract contemplated by this Agreement. If a potential or actual conflict of interest matter becomes known by either Party after the effective date of this Agreement, written notice of the matter will be given within five business days to the other party. If the parties conclude that an actual conflict of interest exists, and it cannot be satisfactorily resolved through good faith negotiations, either Party may terminate this Agreement by written notice.

13.   Both parties agree, in pursuing the award of a one or more task orders under the prime contract for the Program contemplated by this Agreement, that they will each comply with applicable Federal Law, including but not limited to 41 USC 423 (Procurement Integrity) and the implementing Federal Acquisition Regulations.

14.   With regard to any subcontract between the parties that may result from this Agreement, the receiving party represents and warrants that no technical data furnished to it by the disclosing party shall be disclosed to any foreign nation, firm, or country, including foreign nationals employed by or associated with the receiving party, nor shall any technical data be exported from the United States without first complying with all requirements of the International Traffic in Arms Regulations (ITAR) or the Export Administration Regulations (EAR), including the requirement for obtaining any export license if applicable. The receiving party shall first obtain the written consent of the disclosing party prior to submitting any request for authority to export any such technical data. The receiving party shall indemnify and hold the disclosing party harmless for all claims, demands, damages, costs, fines, penalties, attorney’s fees, and all other expenses arising from the failure of the receiving part to comply with this clause or the ITAR and EAR.

15.   Neither party shall assign or in any manner transfer its interests or any part thereof in this Agreement. The foregoing shall not apply to assignment to any successor corporation in the event either party shall change its corporate name or merge with another corporation.

16.   This Agreement shall be governed by, subject to, and construed in accordance with, the laws of the State of New York.

17.   Any news release, public announcement, advertisement, or publicity proposed to be released by CSI or TCS concerning the program or its efforts in connection with the proposals or any resulting contract, will be subject to the written approval of the other party prior to release, which will not be unreasonably withheld. Full consideration and representation as to the roles and contributions of both parties shall be given in any such release information.

18.   a. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, which cannot first be settled amicably and satisfactorily between the parties, shall be settled in New York by arbitration in the English language in accordance with the Rules of the American Arbitration Association utilizing one arbitrator. The Appointing Authority shall be the president of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The Arbitrator(s) award may include compensatory damages against either party and shall be limited by the provisions of Article 9. Under no circumstances will the Arbitrator(s) be authorized to, nor shall they award punitive damages or multiple damages against either party. The Arbitrators shall have the authority but not the obligation to award the costs of arbitration and reasonable attorney’s fees to the prevailing party; however, if the Arbitrators do not award such costs and fees, each party will be responsible for its costs incurred in arbitration except that the costs and fees imposed by the Arbitrators for their expenses shall be borne equally by the parties.

b.  Notwithstanding the above, either party may seek injunctive relief in any court of competent jurisdiction against improper use or disclosure of proprietary information.

c.  Notwithstanding the above, the parties’ failure in good faith to reach mutual agreement on the terms and conditions of a subcontract under this Agreement pursuant to Article 6 shall not be considered a controversy or claim subject to arbitration under this Article.

19.

a. For purposes of this Agreement, the term Intellectual Property shall mean patented and unpatented inventions, mask works, copyrighted works, trade secrets, know-how and proprietary information of either party (hereinafter “Intellectual Property”). It is mutually understood and agreed that neither party shall acquire, directly or by implication, any rights in any Intellectual Property of the other party owned, controlled, acquired, developed, authored, conceived or reduced to practice prior to the date of this Agreement, including but not limited to, inventions described and claimed in applications for U.S. Letters Patent filed prior to the date of this Agreement, except as expressly provided herein or in any resulting subcontract between the parties.

b.  Each party hereto, insofar as it is free to do so without obligation to others, hereby authorizes the other party to use its Intellectual Property solely as necessary for the performance of each party’s respective obligations under this Agreement. Similarly, and only to the extent that a party is free to do so without obligation to others, any subcontract between the parties resulting from this Agreement shall contain appropriate royalty-free cross licenses between the parties so as to enable each such party to use Intellectual Property of the other party to perform its obligations under said subcontract and the associated prime contract with the Government.

c.  Subject to any rights of the Government, each party shall retain title to any Intellectual Property if developed, authored, conceived or reduced to practice independently and solely by that party during the performance of this Agreement without the other party’s Intellectual Property. In such event, no license, express or implied, shall inure to the benefit of the other participating party to prepare copies and derivative works of such copyrighted works or to make, use, sell and export/import products or processes incorporating such Intellectual Property, except as expressly provided herein or in any resulting subcontract between the parties.

d.  In the event Intellectual Property is developed by one party during the performance of this Agreement, which invention or copyrighted work necessarily derives from and incorporates Intellectual Property disclosed by the other party, such invention and/or copyrighted works shall be and remain the property of the inventing party; provided, however, that the inventing party shall and does hereby grant to the other party hereto a nonexclusive, worldwide, royalty-free, irrevocable right and license to make copies and derivative works of such Intellectual Property, and to make, have made, use, sell and have sold solely for use on the Program such invention, products or processes incorporating such Intellectual Property.

e.  In the event Intellectual Property is developed jointly by the parties during the performance of this Agreement, unless expressly provided otherwise in any subsequent subcontract between the parties resulting from this Agreement, such Intellectual Property shall be owned jointly by the parties unless one of the parties elects not to participate in such joint ownership. Neither party shall take action with respect thereto which will adversely affect the rights of the other party without the prior written consent thereof. As to all such jointly owned Intellectual Property, each owning party shall be free to use, practice and license non-exclusively such jointly owned Intellectual Property, without in any way accounting to the other owning party, except that each owning party agrees to use reasonable efforts to maintain such jointly owned Intellectual Property as confidential and proprietary in the same manner it treats its own Intellectual Property of a similar character. Procedures for seeking and maintaining protection such as patents or copyrights for jointly owned Intellectual Property shall be mutually agreed in good faith by the owning parties. Any party which does not bear its proportionate share of expenses in securing and maintaining patent protection on jointly owned Intellectual Property in any particular country or countries shall surrender its joint ownership under any resulting patents in such country or countries.

20.   Neither party will be liable to the other for expenses or costs incurred by it during any phase of the preparation of proposals, or for any work thereunder, or any negotiations, which may follow either with the Customer.

21.   If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a Federal, State, or local Government having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby. In the event that any part, term or provision of this Agreement is held void, illegal, unenforceable, or in conflict with any law of the Federal, State, or local Government having jurisdiction over this Agreement, the parties agree, to the extent possible, to include a replacement provision, construed to accomplish its originally intended effect, that does not violate such law or regulation.

22.   This Agreement states the entire understanding between the parties with respect to the subject matter, and all prior and contemporaneous understandings, representations, and agreements whether oral or in writing are merged and superseded. No alteration, modification, release, or waiver of this Agreement or any of the provisions herein shall be effective unless agreed to in writing and executed by both parties.

23.   All notices, certificates, acknowledgments and other reports sent by a party under this Agreement, shall be in writing and shall be deemed properly delivered when duly mailed by certified mail to the other party at its address as follows, or to such other address as either party may, by written notice, designate to the other.

CSI	TCS

2900 Titan Row, Suite 142	206 Kelsey Lane
Orlando, Florida	Tampa, Florida 33619

ATTN:	Frank Kenniasty	ATTN:	Art Ackerman
Tel:	407-854-1950	Tel:	813-418-8001
Fax:	407-851-6960	Fax:

24.   The persons signing this Agreement have the authority to bind and sign on behalf of their respective parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

CSI		TCS

By:	/s/ Richard L. Burt	By:	/s/ A. Celeste Ciecierski
	Richard L. Burt		A. Celeste Ciecierski
	President		Vice President, Contracts

EXHIBIT A

TCS:

•	TCS will be the prime contractor for the sales of the SNAP/Tropo terminals to the US military awarded through the WWSS.
•	TCS will undertake the final integration, test and shipment of the terminals
•	TCS will subcontract with CSI for the integrated troposcatter portion of the terminal that for each system will consist of CSI and TCS supplied elements as follows:
o	CSI will supply:
■	One integrated transit case including the CS6716A non-redundant modem, CS4400 Frequency Converter System, power supply, and relevant cables to interface with the amplifier, fuses and switches. CS6716A will have an Ethernet interface.
■	Integrated transit case including a solid state 500 W C band (4.4-5.0 GHz) amplifier, output filter and relevant cables, waveguide, fuses and switches, input pre-selectors and filter control cards, and LNA’s. Quantity per system will depend on the level of diversity desired.
■	Antenna controller.
o	TCS will supply:
■	One antenna, either 1.2 or 2 m and feed depending on the customer requirements.
■	SNAP Baseband equipment and interconnect cabling from the baseband equipment.
■	UPS
■	Graphical user interface for the system control using CSI provided elements for the modem, FCS and antenna controller.
•	TCS will provide global integrated logistics support (ILS) to the Customer, provided that CSI will be subcontracted to provide the training, repair and spares supply for the troposcatter equipment.
•	TCS will use its best efforts in adding the SNAP/Tropo Terminal to the WWSS contract as an enhancement to the SNAP line item list. This is the objective strategy. To satisfy immediate requirements, TCS reserves the right to sell outside of the WWSS contract vehicle.
•	The tropo portion will initially consist of 2 CLINS’s, one for each tropo transit case subsystem; additional CLINs may be added based on customer need.
•	TCS will provide CSI with a quarterly forecast of troposcatter terminal equipment to be purchased.

CSI:

•	CSI will be the exclusive subcontractor on the Program for the supply of troposcatter terminal equipment as listed above.
•	CSI will support the sales efforts of the SNAP/Tropo terminals and TCS agrees to include CSI in any customer presentations, and meetings related to the sale of the equipment.
•	CSI will supply its products on a commercial off the shelf (COTS) basis with standard commercial warranties.
•	CSI will have responsibility for international sales of the terminals.

Amendment 01

To The

COMTECH Systems, Inc. (CSI)/TeleCommunication Systems, Inc.,

Teaming Agreement, dated 25 March 2010

RECITALS

WHEREAS, the above Parties first entered into a Teaming Agreement, effective 25 March 2010 (the Agreement), where TCS will be the prime contractor for the sale of the 3T terminals awarded through the WWSS contract (the program). And TCS will be the prime contractor for the sales of the 3T terminals to the U.S. Artillery Missile Defence (AMD) CSI will be the exclusive subcontractor on the Program for the supply of troposcatter terminal equipment as listed above, and;

WHEREAS, the above Parties now wish to extend the Term of the agreement until September 2012 and

WHEREAS, the above Parties now wish to expand the scope of the Agreement to include sales of the CSI Modified, Transportable Communications Trailer (TCT) to Integrated Army Missile Defence (IAMD).

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the Parties agree that this Agreement is hereby amended as follows:

1)	The Teaming Agreement will expire September 25, 2012

2)	Exhibit A to that Agreement is hereby revised to include the sale of Comtech TCT type Terminals to IAMD

3)	Exhibit A to that Agreement is hereby revised to amend the Antenna Controller in the CSI supply list to be supplied with TCT terminal only.

All terms, conditions and provisions of the original Teaming Agreement, remain unchanged, except as specifically noted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

CSI		TCS

By:	/s/ Richard L. Burt	By:	/s/ A. Celeste Ciecierski
	Richard L. Burt		A. Celeste Ciecierski
	President		Vice President, Contracts

	Date: 02/28/11		Date: 02/28/11

EXHIBIT A, Revised February 15, 2011

TCS:

•	TCS will be the prime contractor for the sales of the 3T terminals awarded through the WWSS.
•	TCS will be the prime contractor for the sales of the 3T terminals to the USAMD.
•	TCS will undertake the final integration, test and shipment of the terminals
•	TCS will subcontract with CSI for the integrated troposcatter portion of the terminal that for each system will consist of CSI and TCS supplied elements as follows:
o	CSI will supply:
■	One integrated transit case including the CS6716A non-redundant modem, CS4400 Frequency Converter System, power supply, and relevant cables to interface with the amplifier, fuses and switches. CS6716A will have an Ethernet interface.
■	One Integrated transit case including a solid state 500 W C band (4.4-5.0 GHz) amplifier, output filter and relevant cables, waveguide, fuses and switches, input pre-selectors and filter control cards, and LNA’s. Quantity per system will depend on the level of diversity desired.
o	TCS will supply:
■	One antenna, either 1.2 or 2 m and feed depending on the customer requirements.
■	SNAP Baseband equipment and interconnect cabling from the baseband equipment.
■	UPS. The UPS is for the SNAP portion only, not the tropo.
■	Graphical user interface for the system control using CSI provided elements for the modem, FCS and antenna controller. Graphical user interface to control SNAP antenna positioner with input from high-precision compass

•	TCS will provide global integrated logistics support (ILS) to the Customer, provided that CSI will be subcontracted to provide the training, repair and spares supply for the troposcatter equipment.
•	TCS will use its best efforts in adding the 3T Terminal to the WWSS contract as an enhancement to the SNAP line item list. This is the objective strategy. To satisfy immediate requirements, TCS reserves the right to sell outside of the WWSS contract vehicle.
•	The tropo portion will initially consist of 2 CLINS’s, one for each tropo transit case subsystem; additional CLINs may be added based on customer need.
•	TCS will provide CSI with a quarterly forecast of troposcatter terminal equipment to be purchased.

TCS:

•	TCS will be the prime contractor for the sales of the TCT terminals to the US IAMD awarded through the WWSS.
•	TCS will undertake the final integration, test and shipment of the terminals

•	TCS will subcontract with CSI. Each system will consist of CSI and TCS supplied elements as follows:
o	CSI will supply:
■	The Transportable Tropo Antenna (TFLA type) with antenna controller and the following troposcatter equipment integrated in the rear compartment of the Trailer; the CS6716A non-redundant modem, CS4400 Frequency Converter System, power supply, and relevant cables to interface with the amplifier, fuses and switches. CS6716A will have an Ethernet interface.
■	Two Integrated solid state 500 W C band (4.4-5.0 GHz) amplifiers, output filter and relevant cables, waveguide, fuses and switches, input pre-selectors and filter control cards, and LNAs.
■	Rear compartment equipment rack will contain rack space and cabling to accommodate end user specified baseband and SATCOM equipment, if space available with final statement of work to be determined
■	Exterior I/O panels
■	CSI to test Tropo portion of terminal.
o	TCS will supply:
■	One antenna, either 1.2 or 2 m and feed depending on the customer requirements for SATCOM capabilities.
■	End user specified Baseband equipment
■	Graphical user interface for the system control using CSI provided elements for the modem, FCS and antenna controller.
■	TCS to test Satellite portion of terminal.
•	TCS will provide global integrated logistics support (ILS) to the Customer, provided that CSI will be subcontracted to provide the training, repair and spares supply for the troposcatter equipment.
•	TCS will use its best efforts in adding the TCT to the WWSS contract as an enhancement to the SNAP line item list. This is the objective strategy. To satisfy immediate requirements, TCS reserves the right to sell outside of the WWSS contract vehicle and add other future Air Defense opportunities through deal registration with Comtech’s approval.
•	TCS will provide CSI with a quarterly forecast of troposcatter terminal equipment to be purchased.

CSI:

•	CSI will be the exclusive subcontractor for both the AMD and IAMD Programs for the supply of troposcatter terminal equipment as listed above.
•	CSI will support the sales efforts of the 3T and TCT Type terminals and TCS agrees to include CSI in any customer presentations, and meetings related to the sale of the equipment.
•	CSI will supply its products on a commercial off the shelf (COTS) basis with standard commercial warranties.
•	CSI will have responsibility for international sales of the terminals.

Amendment 02

To The

COMTECH Systems, Inc.(CSI)/ TeleCommunication Systems, Inc.,

(TCS) Teaming Agreement, dated 25 March 2010 and Amendment

01 dated 28 February 2011

RECITALS

WHEREAS, the above Parties first entered into a Teaming Agreement, effective 25 March 2010 (the Agreement), where TCS will be the prime contractor for the sale of the 3T terminals awarded through the WWSS contract (the program). TCS will be the prime contractor for the sales of the 3T terminals to the U.S. Artillery Missile Defense (AMD) CSI will be the exclusive subcontractor on the Program for the supply of troposcatter terminal equipment as listed above, and;

WHEREAS, the above Parties did extend the Term of the Agreement until September 25, 2012, and;

WHEREAS, the above Parties now wish to expand the scope of the Agreement to include sales of the CSI 3T Troposcatter terminals to the Army Expeditionary Signal Brigades (ESB).

WHEREAS, the above Parties now wish to further clarify and modify the original Agreement.

WHEREAS, Comtech Systems agrees to build additional equipment and/or long lead items above any order submitted by TCS and accepted by CSI.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the Parties agree that this Agreement is hereby amended and modified as follows:

1) The Teaming Agreement will expire September 25, 2013, or in the event TCS purchases 40 terminals in the year and purchases an additional quantity of 20 units by the last month of the agreement, this agreement will automatically extend for an additional year.

2) Exhibit A to that Agreement is hereby revised to include the exclusive sale of Comtech 3T Troposcatter Terminals to the Army ESB’s

3) The Teaming Agreement is modified to reflect the non-exclusivity of sales to other US Government entities as “customers” TCS reserves the right to sell outside of the WWSS contract vehicle through deal registration subject to CSI approval.

4) Upon any TCS order for long lead kits the full number of required kits will be ordered by TCS PO with CSI processing the order received with no upfront costs to TCS. Payment will be for the quoted price once the kits are in CSI inventory

5) Upon any TCS order for complete terminals or spares the order will be for the full number of terminals or spares to be delivered. A down payment of 25% will be calculated based upon the quoted price of 67% of the PO minus the value of long lead items previously paid for by TCS. (i.e. an order for 15 terminals or spares kits will have a down payment equal to 25% of the quoted price of 10 of the terminals and/or spares kits). The down payment will be paid with the receipt of the PO by CSI.

All other terms, conditions and provisions of the original Teaming Agreement, remain unchanged, except as specifically noted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 7th day of December, 2011.

CSI		TCS

By:	/s/ Richard Burt	By:	/s/ A. Celeste Ciecierski
	Richard Burt		A. Celeste Ciecierski
	President		Vice President, Contracts

Amendment 03

To The

COMTECH Systems, Inc. (CSI)/TeleCommunication Systems, Inc., (TCS)

Teaming Agreement, dated 25 March 2010,

Amendment 01 dated 28 February 2011 and

Amendment 02, dated 7 December 2011

RECITALS

WHEREAS, the above Parties first entered into a Teaming Agreement, effective 25 March 2010 (the Agreement), where TCS will be the prime contractor for the sale of the 3T terminals awarded through the WWSS contract (the program) and TCS will be the prime contractor for the sales of the 3T terminals for the US Military, Army Expeditionary Signal Brigades (ESB) and the U.S. Artillery Missile Defense (AMD), CSI will be the exclusive subcontractor on the Program for the supply of troposcatter terminal equipment as listed above, and;

WHEREAS, the above Parties did first extend the Term of the Agreement until September 25, 2012 by the execution of Amendment 01 and subsequently to September 25, 2013 by the execution of Amendment 02, and;

WHEREAS, the above Parties now wish to extend the term of the Agreement until March 31, 2014

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the Parties agree that this Agreement is hereby amended and modified as follows:

1) The Agreement will expire March 31, 2014

All other terms, conditions and provisions of the original Teaming Agreement, remain unchanged, except as specifically noted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth below.

CSI		TCS

By:	/s/ John W. Boelke	By:	/s/ A. Celeste Ciecierski
	John W. Boelke		A. Celeste Ciecierski
	Vice President of Contracts		Vice President, Contracts
Date:	April 1, 2013	Date:	04/04/13

Amendment 04 To The

COMTECH Systems, Inc. (CSI)/TeleCommunication Systems, Inc.,

Teaming Agreement, dated 25 March 2010, Amendment 01, dated 28 February 2011

Amendment 02, dated 7 December 2011 and Amendment 03, dated 4 April 2013

RECITALS

WHEREAS, the above Parties first entered into a Teaming Agreement, effective 25 March 2010 (the Agreement), where TCS will be the prime contractor for the sale of the 3T terminals awarded through the WWSS and GTACS contracts (the program). TCS will be the prime contractor for the sales of the3T terminals to the U.S. Artillery Missile Defense (AMD) CSI will be the exclusive subcontractor on the Program for the supply of Troposcatter terminal equipment as listed above, and;

WHEREAS, the above Parties agree to extend the Term of the Original Agreement plus all Amendments until October 1, 2016, and;

WHEREAS, the above Parties expanded the scope of the Agreement to include sales of the CSI 3T Troposcatter terminals to the Army Expeditionary Signal Brigade (ESB) by Amendment 02, and;

WHEREAS, the above Parties now wish to add United States Special Operations Command (SOCOM) as a territory in this Teaming Agreement, in addition to GTACS, Air Defenders and Air Force.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the Parties agree that this Agreement is hereby amended to include United States Special Operations Command (SOCOM) as a territory under this Teaming Agreement.

All terms, conditions and provisions of the original Teaming Agreement, remain unchanged, except as specifically noted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

CSI		TCS

By:	/s/ Richard L. Burt	By:	/s/ Michael S. Koesters
	Richard L. Burt		Michael S. Koesters
	President		Director, GSG Contracts

Amendment 05 To The

COMTECH Systems, Inc. (CSI)/TeleCommunication Systems, Inc.,

Teaming Agreement, dated 25 March 2010, Amendment 01, dated 28 February 2011,

Amendment 02, dated 7 December 2011, Amendment 03, dated 4 April 2013 and Amendment

04, dated 4 September 2014 (collectively referred to as “The Teaming Agreement)

RECITALS

This AMENDMENT No. 5 to the Teaming Agreement is by and between TeleCommunication Systems, Inc., and ComTech Systems, Inc., referred to hereinafter as themselves (“TCS” or “CSI”, respectively),

WHEREAS, the above Parties now wish to add US Marine Corps Next Generation Deployable Tropo and USMC Line of Sight (LoS) requirements that would utilize the Comtech Tropo modem, FCS and SSPAs to the scope of the Teaming Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the Parties agree that the Teaming Agreement is hereby amended to include US Marine Corps Next Generation Deployable Tropo and USMC Line of Sight (LoS) requirements that would utilize the Comtech Tropo modem..

All terms, conditions and provisions of the original Teaming Agreement, including all Amendments, remain unchanged, except as specifically noted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

CSI			TCS

By:	/s/ John W. Boelke	Mar 20, 2015	By:	/s/ Michael S. Koesters
	John W. Boelke			Michael S. Koesters
	Vice President of Contracts			Director, GSG Contracts

Amendment 06

To The

COMTECH Systems, Inc. (CSI)/TeleCommunication Systems, Inc., (TCS)

Teaming Agreement, dated 25 March 2010,

Amendment 01 dated 28 February 2011 and

Amendment 02, dated 7 December 2011

Amendment 03 dated 1 April 2013

Amendment 04 dated 4 September 2014

Amendment 05 dated 20 March 2015

RECITALS

WHEREAS, the above Parties first entered into a Teaming Agreement, effective 25 March 2010 (the Agreement), where TCS will be the prime contractor for the sale of the 3T terminals awarded through the WWSS contract (the program) and TCS will be the prime contractor for the sales of the 3T terminals for the US Military, Army Expeditionary Signal Brigades (ESB)and the U.S. Artillery Missile Defense (AMD), CSI will be the exclusive subcontractor on the Program for the supply of troposcatter terminal equipment as listed above, and;

WHEREAS, the above Parties did extend the Term of the Agreement effective 25 march 2010 and amended as indicated above, and;

WHEREAS, the above Parties now wish to add an agreement to obtain the services of Gordon Stump to pursue the National Guard Programs

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the Parties agree that this Agreement is hereby amended and modified as follows:

Parties agree to share the monthly costs for Mr. Stump equally as well as the commission for sales to be paid to him. TCS shall supply a biweekly summary of actions and personnel visited as well as an indication of the viability of the line of pursuit.

All other terms, conditions and provisions of the original Teaming Agreement, remain unchanged, except as specifically noted herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth below.

CSI		TCS

By:	/s/ John W. Boelke	By:	/s/ Michael S. Koesters
	John W. Boelke		Michael S. Koesters
	Vice President of Contracts		Director, GSG Contracts
Date:	July 7, 2015	Date:	July 7, 2015